Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Names Peter A. Ragauss CFO
HOUSTON, Texas — March 28, 2006. Baker Hughes Incorporated (BHI — NYSE; EBS) announced today that Peter A. Ragauss, 48, has been appointed senior vice president and chief financial officer for Baker Hughes effective April 26, 2006.
Mr. Ragauss currently serves as segment controller of refining and marketing for BP plc in London, a position he has held since 2003. Prior to his current position he served as chief executive officer of Air BP and before that as assistant to the group chief executive of BP. Prior to joining BP in 1998 he served as vice president of finance and portfolio management for Amoco Energy International, vice president of finance for El Paso Energy International and vice president of corporate development for Tenneco Energy.
Mr. Ragauss earned a Bachelor’s degree in Mechanical Engineering in 1980 from Michigan State University and a Master of Business Administration from Harvard Business School in 1987.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Peter Ragauss brings a strong background in financial and corporate management as he joins the Baker Hughes team. He is an experienced financial officer, responsible for external financial reporting, Sarbanes-Oxley compliance, and management systems for BP’s refining and marketing segment. Peter is a seasoned leader, having served as CEO of Air BP’s global operations. He has also demonstrated his strategic planning skills having served as assistant to the group chief executive. I am looking forward to Peter joining our management team as we continue to advance Baker Hughes as a world-class service company.”
“Steve Finley has agreed to continue with Baker Hughes through the end of April serving as senior vice president — finance and administration and chief financial officer until Peter Ragauss assumes those responsibilities on April 26, 2006. I once again want to thank Steve for his leadership and dedication to Baker Hughes.”

Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS